Exhibit 10.16

AMENDMENT TO LEASE

This Amendment (“Amendment”) is made as of the 6th day of November, 1998, by and between NORWALK IMPROVEMENTS, LLC. a New York limited liability company having an address at 580 White Plains Road, Tarrytown, New York 10591 (“Landlord”) and TN TECHNOLOGIES, INC., a Delaware corporation having an address at 400 Nyala Farms, Nyala Farm Road, Westport, Connecticut 06880 (“Tenant”).

WHEREAS, Landlord and Tenant entered into a lease, dated as of April 21, 1998, for the entire second, third and fourth floors in the building known as 230 East Avenue, Norwalk, Connecticut (the “Lease”);

WHEREAS, Tenant’s performance of its obligations under said lease was guaranteed by True North Communications Inc. (“Guarantor”) pursuant to a Guaranty of Lease, dated April 21,1998, made by Guarantor for the benefit of Landlord (the “Guaranty”);

WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into a letter agreement, dated July 8, 1998, relating to among other things, the performance of Landlord’s Work and the Initial Improvements (the “July 8 Agreement”);

WHEREAS, Landlord and Tenant wish (i) to amend the Lease in certain other respects in accordance with the terms set forth herein and (ii) to supersede the terms of the July 8 Agreement; and

WHEREAS, by affixing its joinder hereto, Guarantor desires to reaffirm its guaranty of all of Tenant’s obligations under the Lease, as amended by this Amendment; and

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 1.02 of the Lease is hereby amended by deleting from the fourth line thereof the words “Rent Commencement Date” and substituting therefor the words “Term Commencement Date”.

2.	Section 1.03(a) of the Lease is hereby deleted in its entirety, and the following is substituted therefor:

“(a) The term “Term Commencement Date” shall mean the earlier of (i) the date upon which Tenant commences operation of its business in any portion of the Premises and (ii) the later of (A) February 1, 1999, and (B) Landlord’s Work Substantial Completion Date (as hereinafter defined). The term “Landlord’s Work Substantial Completion Date” shall mean the date upon which there remains no incomplete item of Landlord’s Work that would prevent Tenant from obtaining a temporary or permanent certificate of occupancy for the Premises upon Tenant’s completion of the Initial Improvements in accordance with the plans and specifications that have been approved in writing by Landlord. The following shall be deemed conclusive and binding evidence upon the parties that the Landlord’s Work Substantial Completion Date has occurred: (1) a temporary or permanent certificate of occupancy, a letter of compliance or other comparable evidence from the City of Norwalk Department of Code Enforcement or the Chief Zoning Enforcement Officer of the City of Norwalk (the “City”) that the Landlord’s Work Substantial Completion Date has occurred or (2) a letter from EMG, which is the firm that certifies the completion of Landlord’s Work for the Superior Mortgagee (as hereinafter defined) in connection with construction loan advances, that the Landlord’s Work Substantial Completion Date has occurred. Landlord shall notify Tenant of the date upon which Landlord determines the Landlord’s Work Substantial Completion Date has occurred (the “Rent Commencement Notice”), and Tenant shall pay Rent payable hereunder from and after the date set forth in the Rent Commencement Notice. If there shall be a dispute between the parties as to the date set forth in the Rent Commencement Notice, then Tenant shall continue to pay Landlord the full Rent payable hereunder until such dispute is finally resolved. Landlord shall use all commercially reasonable efforts to first obtain the evidence described in clause (1) above from the City; however, if the City is unwilling or unable to provide such evidence to Landlord within ten (10) business days after Tenant receives the Rent Commencement Notice for a reason other than its determination that Landlord has failed to complete the requisite items of Landlord’s Work, then Landlord shall have an additional ten (10) business days thereafter to attempt to obtain the evidence described in clause (2) above from EMG.”

3.	Section 1.03(b) of the Lease is hereby deleted in its entirety, and the following is substituted therefor:

“Landlord shall use all commercially reasonable efforts to complete the items of work set forth on Exhibit C annexed hereto (all of such items shall be referred to herein as “Landlord’s Work”, items 3, 4, 6(a), 7,10, and 11(a) of Landlord’s Work shall be referred to herein as “Landlord’s Initial Work,” and item 3(b) of Landlord’s Work shall be referred to as the “Initial AC Work”) on or before January 15,1999. If Landlord is delayed in completing any item of Landlord’s Initial Work due to a Tenant’s Delay, then the completion date for such item shall be deemed to be the date it would have occurred but for such Tenant’s Delay, as determined by Landlord in its reasonable judgment.”

4.	The following new Section 1.03(d) shall be added to the Lease:

“(d) Upon the written request of either Landlord or Tenant made at any time after the Term Commencement Date, both parties shall enter into a written agreement, in recordable form, confirming the date upon which the Term Commencement Date occurred.”

5.	The first two sentences of Section 1.04 of the Lease are hereby deleted in their entirety, and the following is substituted therefor:

“If Landlord fails to deliver the Compliance Evidence to Tenant on or before February 1,1999, then the validity of this Lease shall not be impaired under such circumstances; however, if a Tenant’s Delay is not the cause, directly or indirectly, of such failure, then the Rent payable under Article 2 hereof shall be fully abated until such time as Landlord delivers the Compliance Evidence to Tenant.”

6.	The first sentence of Section 2.02(a) of the Lease is hereby deleted, and the following is substituted therefor:

“(a) Tenant shall pay base rent (the “Base Rent”) to Landlord (i) at the rate of $1,086,000.00 per year for the period from the Term Commencement Date to and including the day immediately preceding the fifth (5th) anniversary of the Term Commencement Date in equal monthly installments of $90,500.00 and (ii) at the rate of $1,248,900.00 per year for the period from the fifth (5th) anniversary of the Term Commencement Date to and including the Term Expiration Date in equal monthly installments of $104,075.00.”

7.	Section 4.01(d) of the Lease is deleted in its entirety and the following is substituted therefor: “Landlord hereby approves Pavarini Construction Company (“Pavarini”) as Tenant’s construction manager to construct the Initial Improvements on a guaranteed maximum price (“GMP”) basis as ‘Construction Manager, Constructor (CMc)’ in accordance with the procedures set forth in AIA Forms A121/CMc and A131/CMc and the applicable provisions of this Lease.”

8.	The first sentence of Section 4.01(f) of the Lease is deleted and the following is substituted therefor: “Landlord shall contribute an amount (the “Landlord’s Contribution”) up to $1,737,600.00 (the “Maximum Contribution”) towards the costs and expenses that Tenant actually pays in connection with the Initial Improvements.”

9.	The last sentence of Section 4.01(f) of the Lease is deleted and the following is substituted therefor: “Tenant shall submit its requisitions for disbursements of Landlord’s Contribution to Landlord on or before the 15th day of each month. Upon Tenant’s compliance with the preceding provisions of this Section 4. 01(f), Landlord shall disburse Landlord’s Contribution in accordance with the following procedure:

1.	Subject to the provisions of the final sentence of this subsection 1, Landlord shall pay Tenant, from any undisbursed portion of Landlord’s Contribution, 74.1% of that portion of the GMP which the completed and executed monthly Application and Certificate for Payment (AIA Document G702, a blank copy of which form is attached hereto as Exhibit A) represents of the total GMP. In the event the actual cost to complete the Initial Improvements exceeds the GMP amount, then Tenant shall be solely responsible for such excess cost and, by affixing its signature hereto, Guarantor hereby confirms that Guarantor’s guaranty of Tenant’s obligations under this Lease pursuant to that certain Guaranty of Lease, dated April 21, 1998, made by Guarantor in favor of Landlord (the “Guaranty”) includes a guaranty of Tenant’s payment and performance obligations under this Lease with respect to the Initial Improvements, including, without limitation, the payment of any costs to complete the Initial Improvements that are not paid from disbursements of the Landlord’s Contribution. Tenant acknowledges and agrees that Landlord shall have no obligation of any kind or nature whatsoever to contribute any sums in excess of the Maximum Contribution towards the cost of the Initial Improvements. In the event that, in connection with Tenant’s final requisition from Landlord’s Contribution, Tenant establishes to Landlord’s reasonable satisfaction that Tenant’s actual cost to complete the Initial Improvements was less than the initial GMP, then Tenant shall be entitled to requisition the entire undisbursed balance of the Landlord’s Contribution to reimburse its Project Costs.”

2.	Each monthly disbursement from the Landlord’s Contribution shall be made by Landlord within thirty (30) days after Tenant’s submission to Landlord of AIA Document G702 and the lien waivers and certifications described in clauses (a) and (b) of this Section 4.01(f)., Following completion of the Initial Improvements, Tenant shall provide a copy of a duly issued and original certificate of occupancy confirming that the Initial Improvements have been completed in accordance with all applicable Legal Requirements and that the Premises may be lawfully occupied by Tenant.

10.	Section 8.25 of the Lease is amended by deleting the words “Rent Commencement Date” from the tenth line thereof and substituting therefor the words “Term Commencement Date”.

11.	Unless defined herein, all capitalized words shall have the same meanings ascribed thereto in the Lease.

12.	Except as modified and amended herein, all of the terms, conditions, covenants, definitions and provisions of the Lease shall continue in full force and effect unchanged or otherwise affected by this Amendment and are hereby fully ratified and confirmed. The Guaranty is hereby ratified, confirmed and reaffirmed and constitutes a guaranty by Guarantor of all of Tenant’s obligations under the Lease, as modified by this Amendment. The July 8 Agreement is hereby superseded in its entirety and is void and of no force or effect. Neither Landlord nor Tenant has any obligations or liabilities to the other under or with respect to the July 8 Agreement.

13.	This Amendment shall be governed in all respects by the laws of the State of Connecticut without regard to its conflicts of laws principles.

14.	This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together shall constitute a single instrument.

15.	This Amendment, together with the Lease, contains the entire understanding of the parties with respect to the subject matter hereof, and all prior negotiations, conversations, understandings, and agreements with respect to such subject matter are merged in this Amendment. This Amendment may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

Landlord:

NORWALK IMPROVEMENTS, LLC

By:
Its: Manager

Tenant:

TN TECHNOLOGIES, INC.

By:
Its:

6